Exhibit 99.1

VCA INC.

ANNOUNCES NEW $1.4 BILLION CREDIT FACILITY

AND SHARE REPURCHASE AUTHORIZATION

OF UP TO $400 MILLION

LOS ANGELES, California, August 27, 2014 – VCA Inc. (NASDAQ: WOOF), a leading animal healthcare company in the United States and Canada, today announced that it has entered into a new $1.4 billion revolving credit facility. The new facility provides for $600 million of senior term notes, which will be used to retire the approximately $534 million of outstanding term notes under its existing credit facility, as well as an additional $800 million revolving facility, which is currently undrawn and replaces the current undrawn $125 million revolver facility. The new senior term loan and revolving facility are priced initially at LIBOR plus 175 basis points but will change depending on the Company’s ratio of debt to EBITDA.

The Board of Directors has also authorized a new share repurchase program, authorizing the Company to repurchase up to $400 million of its common shares. These repurchases may be made from time to time through various methods, including open market transactions, block trades, accelerated share repurchases, privately negotiated transactions or otherwise and may be effected through Rule 10b5-1 and Rule 10b-18 plans. The timing and number of shares repurchased will depend on a variety of factors, including price, capital availability, legal requirements and economic and market conditions. The Company is not obligated to purchase any shares under the repurchase program, and repurchases may be suspended or discontinued at any time without prior notice.

Bob Antin, Chairman and CEO, stated, “I am pleased that, as a result of our steadily increasing operating results, our consistent cash flow and the outstanding efforts of Bank of America Merrill Lynch, J.P. Morgan Securities LLC, and SunTrust Robinson Humphrey, we were able to obtain financing at very attractive terms, lowering our borrowing cost and providing us the financial flexibility to continue to grow our business while optimizing our capital structure.

“We recently completed the entire $125 million share repurchase that was previously authorized by the Board of Directors. The Board has authorized the continuance of a share repurchase program authorizing the repurchase of an additional $400 million of common stock.

“We continue to focus on a balanced and disciplined capital deployment strategy. While we are increasing our share repurchase program, we will balance it with acquisition opportunities, continuing our strategy of growth and leadership in the pet care industry. With this new credit facility that allows for a leverage ratio of up to 4.5x we now have greater flexibility to take advantage of future opportunities to grow the company and create shareholder value.

“We were very pleased with our second quarter operating results and thus far in the third quarter we have seen an acceleration in our animal hospital same-store revenue growth rates. In addition, our pipeline for animal hospital acquisitions looks very promising. We are very excited about the outlook for the remainder of the year.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are inherently uncertain and out of our control. Any or all of our forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Among other factors that could cause our actual results to differ from this forward-looking information are: the continued effects of the economic uncertainty prevailing in regions in which we operate; our ability to execute on our growth strategy and to manage acquired operations; changes in demand for our products and services; fluctuations in our revenue adversely affecting our gross profit, operating income and margins; and the effects of the other factors discussed in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC.

About VCA

VCA owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, supplies diagnostic imaging equipment and other medical technology products and related services to the veterinary industry, and provides various communication, professional education and marketing solutions to the veterinary community. For further information on VCA, visit our website at www.vcaantech.com.

Media Contact:	Tomas Fuller,
Chief Financial Officer
(310) 571-6505